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                                                                 Exhibit 10.11


                               November 15, 1998


                 EMPLOYMENT & EXPATRIATE ASSIGNMENT AGREEMENT
                 --------------------------------------------
         between Patrick Tracy Currie & Tanning Technology Corporation


This letter specifies the terms and conditions of employment which will be provided to you as a full-time employee of Tanning Technology Corporation while on expatriate assignment in London. Your job title will be Vice President of European Operations and Business Development. You will continue to report to Larry Tanning, President & CEO. You will be treated as an U.S. employee on expatriate assignment in England for the duration of your expatriate assignment.

Before you depart on an international assignment an expatriate agreement is required. The following programs are provided to help you and family assimilate into the culture of the host country and to aid in the continuity of your established lifestyle. This document specifies the additional terms and conditions of employment which will be provided to you as a full-time employee of Tanning Technology corporation while on expatriate assignment in London. In the event of conflict, the terms of this Agreement will control.


                     I.     EXPATRIATE ASSISTANCE PROGRAMS
                     -------------------------------------


1.  Legal Documentation.  Tanning Technology Corporation will pay all fees
    -------------------
    related to completing the necessary documentation and obtaining of permits to support your entry and ability to work in Europe. Tanning will pay all fees related to completion of necessary documentation and obtaining of permits to support your dependants entry and residence in Europe.

2.  Physicals and Vaccinations.  You and your dependents are advised to obtain
    --------------------------
    vaccinations and inoculations legally or medially required by England as well as for those anticipated for travel through other countries. These costs will be paid directly or reimbursed to you by Tanning.

3.  Dependent Education Assistance.  Tanning will reimburse you for the
    ------------------------------
    additional cost of schooling your children if the host country public school system does not provide a comparable educational curriculum and school year as the U.S., or meet the special educational needs of your dependents. Tanning will reimburse you for the costs of tutoring in addition or as an alternative to tuition costs in the event your dependent(s) are unable to gain admission to a suitable school during the term of your assignment.

    If there is a suitable school within reasonable commuting distance, Tanning will reimburse your registration fees, tuition, books, uniforms and transportation expenses for your dependents in grades equivalent to kindergarten through high school (K-12). Tanning will not reimburse you for post-high school equivalent education tuition, fees, books, room and board, and other college expenses.

    If there is not an adequate school within a reasonable commuting distance, Tanning will reimburse school commuting costs (preferred), or room and board costs for residence at a suitable school (in addition to registration fees, tuition, books and uniforms).
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    If you choose to send your children to a school in the U.S., you will be reimbursed for education expenses up to the amount which would have been spent for education at the nearest suitable school at the assignment location (London).

    Tanning will also pay for the professional service fees of referral and assistance agencies required to identify and secure enrollment or tutoring services for your children.

4.  Maintenance Assistance.  Tanning will pay up to $400 per month for receipted
    ----------------------
    costs used for performing routine maintenance and caretaking services at your Denver residence while you are on assignment in London. This assistance will be provided for the duration of your foreign-service assignment.

5.  Home Leave.  You and your family members are eligible for a home leave trip
    ----------
    after every three months of expatriate service. You and your dependants of your family will be provided with company paid round-trip, coach class airfares between London, England and the United States. Home leave is not in addition to regular vacation time. Time allowed for home leave will be three weeks (21 calendar days, including weekends and travel time). Additional time-off requires the approval of a company officer. Home leave trips (airfare) not taken within a calendar year period will be on a "use or loose" basis. The first home leave may be taken in conjunction with the 1998 Christmas holiday. The second home leave may be taken in conjunction with the Spring term school break.

    Only business expenses you incur during periods of time spent on authorized Company business during home leave will be reimbursed. Lodging, meals and other expenses for accompanying legal dependents will be your responsibility.

6.  Unforeseen Events.  If serious illness or death of a family member should
    -----------------
    occur during the assignment, special provisions for leave time and extraordinary expenses will be considered.


                    II.     EXPATRIATE COMPENSATION PROGRAMS
                    ----------------------------------------


Compensation.  The objective of Tanning's expatriate compensation program is to
------------
allow you reasonable continuity in your purchasing power in England compared with the U.S. The elements of your compensation program will include:

        .  Base salary
        .  Bonus
        .  International service premium
        .  Goods and services differential
        .  Housing differential
        .  Stock Options
        .  Income Tax preparation

Both premiums and differentials are paid to you during the assignment. These payments cease upon repatriation or retirement, upon a move to an assignment location where these payments are inappropriate, when you of the Company terminates the assignment, or when you goes on local payroll.

1.  Base salary.  Your base salary rate of pay (for bonus calculation purposes)
    -----------
    will continue at $250,000.00 per year. Your base salary and bonus payments will be governed by the U.S. (your home country) salary administration program. Larry Tanning (your immediate supervisor) will be responsible for reviewing your performance and initiating the salary reviews and processing any necessary salary change authorizations. Unless tax and legal implications prohibit, you will be able to specify the portion of compensation to be paid in local currency and the portion to be paid in home country currency.

2.  Bonus.  Your existing U.S. bonus plan structure will continue under the same
    -----
    1998 format for 1999.

3.  International Service Premium.  In addition to your base salary, you will
    -----------------------------
    receive a 15% foreign-service premium. This premium will be paid as an increment to your base salary in the amount of $3,625.00 per month (15% of base salary plus $500 per month for incidentals). This payment is an incentive which is intended as an offset for the problems inherent in making an international move, breaking home ties and adjusting to the assignment country's culture, etc. This premium will be paid in local currency monthly beginning November 1, 1998.

4.  Goods and Services Allowance.  Based upon cost of living data research by
    ----------------------------
    Organizational Resource Counselors, Inc. you will be entitled to a "Goods and Services" allowance $4,802.14 (US$57,625.71 on an annualized basis). This allowance will be paid to you in a monthly increment to your base salary in the amount of $4,802.14. This Goods & Services allowance (G&S) is designed to provide sufficient local currency with which to buy goods and services comparable to those normally purchased in the U.S. Your G&S allowance will be reviewed periodically, updated when appropriate and may
                                                                          ---
    increase or decrease as conditions change. This allowance will be paid in
    -----------------------------------------
    local currency monthly beginning on November 1, 1998.

    In situations where the G&S is negative, the Company will assume a zero G&S differential..

5.  Housing Allowance.  Based upon cost of living data research by
    -----------------
    Organizational Resource Counselors, Inc. you will be entitled to a "housing allowance" of up to (Pounds)4,500 per month (paid directly from the Company to your designated landlord) plus utilities. Local housing costs will be reviewed on a regular basis, updated when appropriate, and may increase or decrease as conditions change.

6.  Rental Furniture.  Due to the interim nature of this assignment, Tanning
    ----------------
    will not transport household furniture to host country. If suitable furnished housing is not available, Tanning will rent furniture (or otherwise acquire) suitable for a similar lifestyle as maintained in the home country.

7.  Insurance Allowance.  You will be entitled to an "insurance allowance for
    --------------------
    personal property and liability for your leased housing and cars in the host country.

6.  Tax Equalization.  It is Tanning's policy to use the tax equalization
    ----------------
    approach for expatriates. When tax equalization is applied, you neither bear the burden of any additional taxation nor
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    reap any windfall as a consequence of the international expatriate assignment. The Tanning tax equalization guideline is designated to ensure that your income, personal property, employment or other tax cost, while an expatriate, will approximate what your tax cost would have been in the U.S. for your salary and bonus income. This equalization will be determined by outside, independent tax specialists retained by you and paid for by Tanning.

    Cost-of-living differentials, housing, insurance, education and car assistance plans are "tax protected" by Tanning which means that Tanning will absorb home country (U.S.) and host country tax obligations for the value of these payments to you (if applicable, meaning treated as "in kind" personal income to you). Tanning will "tax equalize" your foreign service premium payments which means that Tanning will absorb tax obligations you incur in your assignment country which are in excess of the tax you would have paid for the equivilent income in the U.S.

    Private income and spousal income are not included in the tax equalization program. The equalization program does not cover wealth, property, estate, value added, sales or other similar taxes that are not directly associated with income from your employment with Tanning.

7.  Tax Counseling and Tax Return Preparation.  Tanning will pay for one pre-
    -----------------------------------------
    transfer counseling session with a designated tax consultant. This session is to be scheduled prior to departure and is intended to provide you with an opportunity to assess the tax consequences arising from the assignment. In addition to the pre-assignment tax counseling session, you should meet with (at Tanning's expense) an approved England tax consultant within 30 days after arriving in England. In order to ensure that taxes are filed promptly and consistently within the laws of the home and host countries, you should be discussing tax-filing obligations with the tax consultant during your consultation session. Tanning will pay the cost of preparing home and host country tax returns for tax years 1998, 1999 and future years if this addendum is extended. Tax filling data will be kept strictly confidential between you and our designated tax advisor.

8.  Participation in Home Country Benefit Plans.  You will be covered by the
    -------------------------------------------
    benefit plans provided to full-time U.S. employees. If during expatriation, the employee is able to continue participation in the home country social security and benefit plans, you must do so. In the even your home country
                                    ----
    benefit plan coverage cannot be extended to England, arrangements for obtaining reasonably similar levels of coverage through other means will be provided in each of healthcare, disability and life insurance benefit plans. If you incur duplicate costs, you will be reimbursed for any mandatory contributions to England benefit programs on a "tax protected" basis.

    Health Care Plan Participation.  The company is committed to maintaining
    ------------------------------
    equivilent levels of coverage in the U.K. compared to the U.S. Our health care plan allows for continuing coverage for up to a one year period for employees and dependents residing outside the U.S. For incidental medical expenses it is best to pay them direct and send claims to us for processing and reimbursement. For larger expense items many doctors will accept delayed payment (when you receive reimbursement from our plan). If there are issues with payment timing the company will provide advance payment on your behalf and then reconcile with you when final payments are processed. We will examine the impact of costs to you and take measures appropriate to keep cost exposures comparable to what you would experience using the plan in the U.S.

9.  Maintaining Home country Social Security Benefits.  You will be responsible
    -------------------------------------------------
    for maintaining your participation in the U.S. social security benefit plans during your expatriate assignment to England. Lapses in contributions could reduce the value of your social security benefits that are eventually available at the time of your retirement. Maintaining this participation through payroll deductions (split pay arrangement) or personally directed contributions to the appropriate government agency is strongly encouraged. If you keep your U.S. social security contributions current you will be reimbursed for the value of the social security contributions required in England (since it is highly unlikely you will realize any future social security benefits from England due to the temporary nature of your assignment). Because you will be reimbursed for contributions to host country government plans, any benefits payable from these plans will revert to Tanning.


                III.     RELOCATION & TRANSPORTATION ASSISTANCE
                -----------------------------------------------


1.  Transportation to/from England.  Tanning will provide round-trip airfare for
    ---------------------------------
    you and your dependants from Denver, Colorado to your assignment in England at the start and end of your assignment. Tanning will provide airfare for your spouse to finalize schooling and housing arrangements in October, 1998.

2.  Movement of Household Goods.  Tanning will assume reasonable expenses for
    ---------------------------
    the limited shipment of personal effects necessary to support day-to-day living requirements in London. Due to the temporary nature and intent of this type of assignment household goods should be limited to items essential for daily living requirements that cannot be reasonably obtained in London. Household goods are to be limited because Tanning will provide for furnished accommodations in the foreign service environment.

    Special packing or importation costs and insurance for shipment of objects of unusual value such as antiques, works of art, etc., will not be borne by the Company. In general, furniture items will not be shipped to the
                                                  ---
    assignment location. In cases where you does not ship furniture and furnished housing is unavailable in the assignment location, a furniture rental or acquisition allowance will be provided.

2.  Storage of Goods in U.S.  Tanning will reimburse you for household goods
    -----------------------
    placed in storage in the U.S.

3.  Transportation in England.  You will be provided with two cars for use
    -------------------------
    during the term of your assignment. These cars should be obtained in a manner consistent with the company's car allowance and lease program. The intent of this transportation allowance is to assist you in leasing a car for yourself and your spouse in England at a reasonable cost.


                          IV. MISCELLANIOUS PROVISIONS
                          ----------------------------

1. Term of Assignment. This expatriate assignment will be from November 15, 1998 through June 31, 1999. It may be extended upon mutual agreement of the parties.
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2.  Repatriation.  At the conclusion of your assignment you will be repatriated to the U.S. (Denver) in a Corporate Executive position. Tanning will assume reasonable expenses for the shipment of personal effects and moving of your family back to Denver, Colorado upon the conclusion of this assignment.

Tanning has made a good faith effort to estimate the component costs of elements of this overall package. While the cost of individual components within this overall package may vary from established estimates, the overall package of benefits is capped at a cost of $215,000 through the period ending 6/31/99, but exclusive of tax equalization expenses. Extensions on the term of your assignment will not be subject to the caps established above. To accept this Employment & Expatriate Agreement, please review, sign and return this document by fax (303-804-9467) or courier to Tanning Technology Corporation, 4600 South Ulster Street, Suite 380, Denver, Colorado 80237 (telephone: 303-220-9944). Tanning Technology Corporation offers a challenging and rewarding environment with the opportunity for accelerated career development. We very much look forward to an anticipated long-term and mutually beneficial association.



Sincerely,                              Accept:
                                                 ------------------------
                                                        Tracy Currie

Mark Tanning
VP of Administration & Treasurer          Date:
                                                -------------------------

Date:
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